UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 11, 2024

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(Address of Principal Executive Offices including Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CTSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On July 11, 2024, the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”) increased the size of the Board to 13 directors and appointed Karima Silvent to the Board, effective immediately. Ms. Silvent will stand for re-election at the 2025 annual meeting of shareholders. The Board determined that Ms. Silvent qualifies as an “independent director” under the rules of The Nasdaq Stock Market, LLC. Ms. Silvent was selected as a director based on her significant experience in human resources, talent management, public policy and government affairs, as summarized below. The Board expects to appoint Ms. Silvent to one or more of its committees, with such committee assignment(s) to be determined at a later date.

Ms. Silvent currently serves as Group Chief Human Resources Officer and a member of the Management Committee of AXA, a French multinational insurance company. She brings over two decades of human resources and talent management experience, including developing and executing human capital strategies. The Board will also benefit from her extensive public policy and government affairs expertise on employment and social inclusion issues, gained from her service at various private and public sector institutions.

Ms. Silvent, 50, currently serves as Group Chief Human Resources Officer and a member of the Management Committee of AXA, having held this role since 2017. Prior to that time, she has held various roles at AXA, including Human Resources Director for AXA French businesses from 2016 to 2017, Global HR Director in charge of workforce transformation, culture, employer brand, recruiting, talent and executive career management from 2013 to 2016, and Global HR Business Partner for COO functions from 2012 to 2013. Prior to her time at AXA, Ms. Silvent served in HR and Managing Director related roles with Korian, a private health group that operates clinics and retirement homes, and Groupe Société Nationale Immobilière, a French global operator of public interest housing. She began her career in the public sector with roles at the French Ministry of Employment and Health and the French state-owned Health Service (Assistance Publique - Hôpitaux de Paris). Since 2019, Ms. Silvent has been a member of the board of directors of AXA Investment Managers, a global investment management firm headquartered in Paris that operates as the investment arm for AXA. From the beginning of 2018 through the present, she has also served as the Chair of the board of directors of the Establishment for Employment Integration (also known as the Organization for Youth Employment or EPIDE), a French state-owned non-profit organization that focuses on retraining young adults who left the school system early and integrate them into the workforce. Ms. Silvent graduated from Institut d’Etudes Politiques in 1995 and from the Ecole Nationale d’Administration in 1997.

In connection with her appointment, Ms. Silvent will receive compensation for serving on the Board as follows:

•A cash retainer of $89,863 (the pro-rated portion of the $100,000 annual cash retainer amount paid to all directors for service between the 2024 annual meeting of shareholders of the Company and the one-year anniversary thereof); and

•The grant of a number of restricted stock units equal in value to $197,698, as measured by the closing price of the Company’s Class A Common Stock, par value $0.01 per share on July 11, 2024 (rounded down to the nearest whole share), with such stock grant to vest on July 11, 2025 (such grant being the pro-rated portion of the $220,000 in restricted stock units, based on fair market value on date of grant, granted to all directors for service between the 2024 annual meeting of shareholders of the Company and the one-year anniversary thereof).

Ms. Silvent is expected to enter into the Company’s standard form of indemnification agreement for directors and officers with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ John Kim
Name:	John Kim
Title:	Executive Vice President, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary

Date: July 11, 2024